Exhibit 99.2

ITEM 8.                FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of Atwood Oceanics, Inc. (which together with its subsidiaries is identified as the “Company,” “we” or “our” unless stated otherwise or the context requires otherwise) is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. Our internal control over financial reporting was designed by management, under the supervision of the Chief Executive Officer and Chief Financial Officer, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America, and includes those policies and procedures that:

(i)                            pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company;

(ii)                           provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and

(iii)                          provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies and procedures may deteriorate.

Management assessed the effectiveness of the Company’s internal control over financial reporting as of September 30, 2016. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control-Integrated Framework (2013).

Based on our evaluation under the criteria in Internal Control-Integrated Framework (2013), management has concluded that the Company maintained effective internal control over financial reporting as of September 30, 2016. PricewaterhouseCoopers LLP, our independent registered public accounting firm, has issued an attestation report on the effectiveness of the Company’s internal control over financial reporting as of September 30, 2016, which appears on the following page.

ATWOOD OCEANICS, INC.

by

/s/ Robert J. Saltiel	/s/ Mark W. Smith
Robert J. Saltiel	Mark W. Smith
President and	Senior Vice President and
Chief Executive Officer	Chief Financial Officer

November 15, 2016	November 15, 2016

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Atwood Oceanics, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive income, cash flows and changes in shareholders’ equity present fairly, in all material respects, the financial position of Atwood Oceanics, Inc. and its subsidiaries at September 30, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2016 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 30, 2016, based on criteria established in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

November 15, 2016

ATWOOD OCEANICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended September 30,
(In thousands, except per share amounts)	2016	2015	2014
REVENUES:
Contract drilling	$976,348	$1,342,052	$1,103,397
Revenues related to reimbursable expenses	44,296	53,799	70,556
Total revenues	1,020,644	1,395,851	1,173,953

COSTS AND EXPENSES:
Contract drilling	378,535	520,421	506,128
Reimbursable expenses	28,291	38,744	56,225
Depreciation	165,669	171,947	147,358
General and administrative	50,550	57,229	61,461
Asset impairment	103,539	60,777	—
(Gain)/loss on sale of assets	77	15,303	(34,139)
Other, net	(299)	—	(1,864)
	726,362	864,421	735,169

OPERATING INCOME	294,282	531,430	438,784

OTHER INCOME (EXPENSE):
Interest expense, net of capitalized interest	(68,566)	(52,551)	(41,803)
Interest income	21	91	312
Gains on extinguishment of debt	69,041	—	—
Other income	17,977	—	—
	18,473	(52,460)	(41,491)

INCOME BEFORE INCOME TAXES	312,755	478,970	397,293
PROVISION FOR INCOME TAXES	47,483	46,397	56,471
NET INCOME	$265,272	$432,573	$340,822

EARNINGS PER COMMON SHARE (NOTE 2):
Basic	$4.09	$6.70	$5.31
Diluted	$4.09	$6.65	$5.24
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (NOTE 2):
Basic	64,789	64,581	64,240
Diluted	64,839	65,030	65,074

The accompanying notes are an integral part of these consolidated financial statements.

ATWOOD OCEANICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Years Ended September 30,
(In thousands)	2016	2015	2014
Net income	$265,272	$432,573	$340,822
Other comprehensive income/(losses):
Derivative financial instruments:
Unrealized holding gain/(losses)	(4,690)	(4,061)	4,208
Gains/(losses) reclassified to net income	3,624	(228)	834
Total other comprehensive income (loss)	(1,066)	(4,289)	5,042

Comprehensive income	$264,206	$428,284	$345,864

The accompanying notes are an integral part of these consolidated financial statements.

ATWOOD OCEANICS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,
(In thousands, except par value)	2016	2015
ASSETS
Cash	$145,427	$113,983
Accounts receivable, net	113,091	311,514
Income tax receivable	6,095	8,705
Inventories of materials and supplies, net	109,925	137,998
Prepaid expenses, deferred costs and other current assets	18,504	33,735
Total current assets	393,042	605,935

Property and equipment, net	4,127,696	4,172,132

Other receivables	11,831	11,831
Deferred income taxes	165	150
Deferred costs and other assets	7,058	11,285
Total assets	$4,539,792	$4,801,333

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$25,299	$70,161
Accrued liabilities	7,868	23,572
Dividends payable	—	16,164
Interest payable	7,096	7,704
Income tax payable	8,294	13,906
Deferred credits and other liabilities	799	3,941
Total current liabilities	49,356	135,448

Long-term debt	1,227,919	1,678,268
Deferred income taxes	1,202	1,658
Deferred credits	—	800
Other	30,929	37,989
Total long-term liabilities	1,260,050	1,718,715

Commitments and contingencies (Note 9)

Preferred stock, no par value, 1,000 shares authorized, none outstanding	—	—
Common stock, $1.00 par value, 180,000 shares authorized with 64,799 issued and outstanding at September 30, 2016 and 180,000 shares authorized and 64,654 shares issued and outstanding at September 30, 2015	64,799	64,654
Paid-in capital	237,542	213,096
Retained earnings	2,929,839	2,670,148
Accumulated other comprehensive loss	(1,794)	(728)
Total shareholders’ equity	3,230,386	2,947,170
Total liabilities and shareholders’ equity	$4,539,792	$4,801,333

The accompanying notes are an integral part of these consolidated financial statements.

ATWOOD OCEANICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN

SHAREHOLDERS’ EQUITY

	Common Stock		Paid-in	Retained	Accumulated Other Comprehensive	Total Stockholders’
(In thousands)	Shares	Amount	Capital	Earnings	Income (Loss)	Equity

September 30, 2013	64,057	$64,057	$183,390	$1,961,405	$(1,481)	$2,207,371

Net income	—	—	—	340,822	—	340,822
Other comprehensive income	—	—	—	—	5,042	5,042
Dividends	—	—	—	(16,090)	—	(16,090)
Vesting of restricted stock awards and performance unit awards	180	180	(180)	—	—	—
Exercise of employee stock options	125	125	3,563	—	—	3,688
Stock compensation expense	—	—	14,691	—	—	14,691
September 30, 2014	64,362	64,362	201,464	2,286,137	3,561	2,555,524

Net income	—	—	—	432,573	—	432,573
Other comprehensive income	—	—	—	—	(4,289)	(4,289)
Dividends	—	—	—	(48,562)	—	(48,562)
Vesting of restricted stock awards and performance unit awards	224	224	(2,192)	—	—	(1,968)
Exercise of employee stock options	68	68	996	—	—	1,064
Stock compensation expense	—	—	12,828	—	—	12,828
September 30, 2015	64,654	64,654	213,096	2,670,148	(728)	2,947,170

Net income	—	—	—	265,272	—	265,272
Other comprehensive income (loss)	—	—	—	—	(1,066)	(1,066)
Dividends	—	—	—	(5,581)	—	(5,581)
Vesting of restricted stock and performance unit awards	145	145	(610)	—	—	(465)
Stock compensations expense	—	—	11,862	—	—	11,862
Stock compensation windfall tax benefits	—	—	13,194	—	—	13,194
September 30, 2016	64,799	$64,799	$237,542	$2,929,839	$(1,794)	$3,230,386

The accompanying notes are an integral part of these consolidated financial statements.

ATWOOD OCEANICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended September 30,
(In thousands)	2016	2015	2014
Cash flows from operating activities:
Net income	$265,272	$432,573	$340,822
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	165,669	171,947	147,358
Amortization	3,446	6,299	8,634
Provision for doubtful accounts and inventory obsolescence	9,501	4,286	2,826
Deferred income tax benefit	1,632	(2,747)	(1,270)
Share-based compensation expense	11,862	12,828	14,691
Asset impairment	103,539	60,777	—
(Gain) loss on sale of assets	(222)	15,303	(34,139)
(Gain) on extinguishment of debt	(69,041)	—	—
Change in assets and liabilities:
Accounts receivable	176,614	(72,575)	(43,965)
Income tax receivable	2,610	(2,445)	(1,588)
Inventories of materials and supplies	12,385	(19,068)	(17,220)
Prepaid expenses, deferred costs and other current assets	7,498	(3,655)	15,463
Deferred costs and other assets	(608)	5,917	(11,682)
Accounts payable	(36,227)	(11,967)	1,932
Accrued liabilities	(16,298)	1,637	1,647
Income tax payable	(5,612)	(328)	(2,320)
Deferred credits and other liabilities	(7,012)	5,505	21,431
Net cash provided by operating activities	625,008	604,287	442,620
Cash flows from investing activities:
Capital expenditures	(223,731)	(448,019)	(975,731)
Net proceeds from sale of assets	20,792	(4,402)	61,516
Net cash used in investing activities	(202,939)	(452,421)	(914,215)
Cash flows from financing activities:
Proceeds from borrowing of long-term debt	45,000	225,000	700,000
Principal repayments on long-term debt	(426,623)	(280,000)	(220,000)
Repayments on short-term debt, net	—	(11,885)	(13,979)
Dividends paid	(21,745)	(48,562)	—
Proceeds from exercise of stock options	—	1,064	3,688
Debt issuance costs paid	(451)	(3,580)	(6,804)
Windfall tax benefits from share-based payment arrangements	13,194	—	—
Net cash (used in) or provided by financing activities	(390,625)	(117,963)	462,905
Net increase (decrease) in cash and cash equivalents	31,444	33,903	(8,690)
Cash at beginning of period	113,983	80,080	88,770
Cash at end of period	$145,427	$113,983	$80,080
Cash paid during the period for:
Domestic and foreign income taxes	$35,653	$50,428	$55,777
Interest, net of amounts capitalized	67,958	48,209	35,265
Non-cash activities:
Decrease in accounts payables related to capital expenditures	(8,028)	(9,532)	(2,804)
Dividends payable	—	16,164	16,090
Increase in short-term debt related to funding of insurance policies	—	—	17,793

The accompanying notes are an integral part of these consolidated financial statements.

NOTE 1—NATURE OF OPERATIONS

Atwood Oceanics, Inc. and its subsidiaries, which are collectively referred to herein as the “Company,” “we,” “us” or “our” except where stated or the context indicates otherwise, are a global offshore drilling contractor engaged in the drilling and completion of exploratory and developmental oil and gas wells. We currently own a diversified fleet of 10 mobile offshore drilling units located in the U.S. Gulf of Mexico, the Mediterranean Sea, offshore West Africa, offshore Southeast Asia and offshore Australia. In addition, we are constructing two ultra-deepwater drillships, currently scheduled for delivery in fiscal years 2017 and 2018. We were founded in 1968 and are headquartered in Houston, Texas with support offices in Australia, Malaysia, Thailand, Singapore, Luxembourg, Mauritius, the Cayman Islands, the United Arab Emirates and the United Kingdom.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation

The consolidated financial statements include the accounts of Atwood Oceanics, Inc. and all of its domestic and foreign subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States (“GAAP”) requires management to make extensive use of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounts receivable

We record accounts receivable at the amount we invoice our clients, net of allowance for doubtful accounts. Our clients are major international corporate entities and government organizations with stable payment experience. Historically, our uncollectible accounts receivable have been immaterial, and typically, we do not require collateral for our receivables. We provide an allowance for uncollectible accounts, as necessary, on a specific identification basis. Our allowance for doubtful accounts as of September 30, 2016 and 2015 was $1.2 million and $3.8 million, respectively. Our provision for doubtful accounts for fiscal years September 30, 2016, 2015 and 2014 was $5.6 million, $3.7 million and $1.0 million, respectively. The provision for doubtful accounts is reported as a component of Contract Drilling costs in our Consolidated Statements of Operations.

Concentrations of market and credit risk

All of our clients are in the oil and gas offshore exploration and production industry. This industry concentration has the potential to impact our overall exposure to market and credit risks, either positively or negatively, in that our clients could be affected by similar changes in economic, industry or other conditions. However, we believe that the credit risk posed by this industry concentration is offset by the creditworthiness of our client base. Revenues from individual clients that are 10% or more of our total revenues are as follows:

(In thousands)	Fiscal 2016	Fiscal 2015	Fiscal 2014
Shell Offshore Inc.	$213,785	$201,190	$179,763
Kosmos Energy	184,475	142,701	12,933
Noble Energy Inc.	179,545	227,682	169,851
Chevron Australia Pty. Ltd.	118,471	156,099	175,334
Woodside Energy Ltd.	109,236	166,796	68,484
Apache Energy Ltd.	—	39,233	209,871

In addition, we have certain clients that make up a significant portion of our Accounts Receivable at September 30, 2016, as indicated in the table below:

Percentage of Accounts Receivable
Shell Offshore Inc.	31%
Kosmos Energy Ltd.	26%
Woodside Energy Ltd.	15%
Noble Energy Inc.	11%

Inventories of material and supplies

Inventories consist of spare parts, material and supplies held for consumption and are stated principally at average cost, net of reserves for excess and obsolete inventory of $8.8 million and $5.3 million as of September 30, 2016 and 2015, respectively. We maintain our reserves at between 3% and 5% of the balance to provide for non-recoverable costs. During the three and twelve months ended September 30, 2016, we recorded a non-cash charges of $3.9 million, which is reported in Contract Drilling costs to increase our reserve for excessive and/or obsolete materials and supplies. This charge included inventory items throughout our drilling rig fleet.

Property and equipment

Property and equipment are recorded at historical cost. Interest costs related to property under construction are capitalized as a component of construction costs.

Once rigs and related equipment are placed in service, they are depreciated using the straight-line method over their estimated useful lives after deducting their residual values, with depreciation discontinued only during the period when a drilling unit and/or its related drilling equipment is out-of-service while undergoing a significant upgrade that extends its useful life. Any future increases or decreases in our estimates of useful lives or salvage values will be recognized prospectively as decreases or increases in future depreciation expense, respectively. Our estimated useful lives of our various classifications of assets are as follows:

Years
Drilling vessels and related equipment	5-35
Drill pipe	3
Furniture and other	3-10

Maintenance, repairs and minor replacements are charged against income as incurred. Major replacements and upgrades are capitalized and depreciated over the remaining useful life of the asset, as determined upon completion of the work. The cost and related accumulated depreciation of assets sold, retired or otherwise disposed are removed from the accounts at the time of disposition and any resulting gain or loss is reflected in the Consolidated Statements of Operations for the applicable periods.

Impairment of property and equipment

We evaluate our property and equipment whenever events or changes in circumstance indicate that the carrying amount of an asset may not be recoverable. An impairment loss on our property and equipment exists when the estimated future undiscounted cash flows are less than the carrying amount of the asset. If an asset is determined to be impaired, the loss is measured by the amount by which the carrying value of the asset exceeds its fair value. In determining an asset’s fair value, we consider a number of factors such as estimated future cash flows, appraisals and current market value analysis.

Revenue recognition

We account for contract drilling revenue in accordance with accounting guidance and the terms of the underlying drilling contract. These contracts generally provide that revenue is earned and recognized on a daily rate (i.e. “day rate”) basis, and day rates are typically earned for a particular level of service over the life of a contract assuming collectability is reasonably assured. Day rate contracts can be performed for a specified period of time or the time required to drill a specified well or number of wells. Revenues from day rate contracts for drilling and other operations performed during the term of a contract (including during mobilization) are classified under contract drilling services.

Certain fees received as compensation for relocating drilling rigs from one major operating area to another, equipment and upgrade costs reimbursed by the client, as well as receipt of advance billings of day rates are deferred and recognized as earned during the expected term of the related drilling contract, as are the day rates associated with such contracts. If receipt of such fees is not conditional, they will be recognized as earned on a straight-line method over the expected term of the related drilling contract. However, fees received upon termination of a drilling contract are generally recognized as earned during the period termination occurs as the termination fee is usually conditional based on the occurrence of an event as defined in the drilling contract, such as not obtaining follow on work to the contract in progress or relocation beyond a certain distance when the contract is completed.

As of September 30, 2016 and 2015, deferred fees associated with mobilization, related equipment purchases and upgrades and receipt of advance billings of day rates totaled $0.8 million and $4.7 million, respectively. Deferred fees are classified as current or long-term deferred credits in the accompanying Consolidated Balance Sheets based on the expected term of the applicable drilling contracts.

Reimbursable revenue

We recognize client reimbursable revenues as we bill our clients for reimbursement of costs associated with certain equipment, materials and supplies, subcontracted services, employee bonuses and other expenditures, resulting in little or no net effect on operating income since such recognition is concurrent with the recognition of the respective reimbursable costs in operating and maintenance expense.

Deferred costs

We defer certain mobilization costs relating to moving a drilling rig to a new area incurred prior to the commencement of the drilling operations and client requested equipment purchases. We amortize such costs on a straight-line basis over the expected term of the applicable drilling contract. Contract revenues and drilling costs are reported in the Consolidated Statements of Operations at their gross amounts.

As of September 30, 2016 and 2015, deferred costs associated with mobilization and related equipment purchases totaled $0.5 million and $3.1 million, respectively. Deferred costs are classified as current or long-term deferred costs in the accompanying Consolidated Balance Sheets based on the expected term of the applicable drilling contracts.

Deferred drydocking costs

Certifications from various regulatory bodies are required to operate our drilling rigs and well control systems and we must maintain such certifications through periodic inspections and surveys on an ongoing basis. We defer the periodic survey and drydock costs incurred in connection with obtaining regulatory certifications and we recognize such costs in Contract Drilling Expense over the period until the next survey using the straight-line method. As of September 30, 2016 and 2015, deferred drydocking costs totaling $1.8 million and $1.3 million, respectively, were included in Deferred Costs and Other Assets in the accompanying Consolidated Balance Sheets.

Derivative financial instruments

From time to time we may enter into a variety of derivative financial instruments in connection with the management of our exposure to variability in interest rates and currency exchange rates. We do not engage in derivative transactions for speculative or trading purposes and we are not a party to leveraged derivatives.

We enter into interest rate swaps to limit our exposure to fluctuations and volatility in interest rates. Our credit facility exposes us to short-term changes in market interest rates as our interest obligations on these instruments are periodically re-determined based on the prevailing Eurodollar rate.

Our functional currency is the U.S. dollar and thus our international operations expose us to foreign currency risk associated with cash flows from transactions denominated in currencies other than our functional currency. From time to time, we enter into foreign currency forward exchange contracts to limit our exposure to fluctuations and volatility in currency exchange rates. We have outstanding foreign currency forward exchange contracts that were entered into to hedge a portion of our anticipated euro receipts associated with revenues earned on a drilling contract. These forward contracts are designated as cash flow hedging instruments.

We record our derivative contracts at fair value on our Consolidated Balance Sheets (See Note 5). Each quarter, changes in the fair values of our derivative instruments designated and qualifying as cash flow hedging instruments will adjust the balance sheet asset or liability, with an offset to Accumulated Other Comprehensive Income (“AOCI”) for the effective portion of the hedge. The effective portion of the cash flow hedge will remain in AOCI until it is reclassified into earnings in the period or periods during which the hedged transaction affects earnings or when it is probable that the hedged forecasted transaction will not occur by the end of the originally specified time period. Any changes in fair value resulting from ineffectiveness on interest rate swaps and foreign currency forward exchange contracts are recognized immediately into earnings as a component of interest expense and contract drilling, respectively. See our Consolidated Statement of Comprehensive Income for changes in our unrealized holding losses and reclassifications into earnings for fiscal years 2016, 2015 and 2014.

Foreign exchange

Monetary assets and liabilities denominated in foreign currency are re-measured to U.S. Dollars at the rate of exchange in effect at the end of the fiscal year, items of income and expense are re-measured at average monthly rates, and property and equipment and other nonmonetary amounts are re-measured at historical rates. Gains and losses on foreign currency transactions and re-measurements are generally related to and included in contract drilling costs in our Consolidated Statements of Operations. We recorded a foreign exchange loss of $2.4 million during fiscal year 2016, a loss of $2.7 million during fiscal year 2015 and a loss of $3.0 million during fiscal year 2014. The effect of exchange rate changes on cash held in foreign currencies was immaterial.

Income taxes

Deferred income taxes are recorded to reflect the tax consequences, if any, on future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end given the provisions of enacted tax laws in each respective jurisdiction. We do not record deferred taxes on the basis differences of our drilling rigs working in the U.S. Gulf of Mexico as we do not believe these differences will result in additional U.S. income tax expense. Deferred tax assets are reduced by a valuation allowance when, based upon management’s estimates, it is more likely than not that a portion of the deferred tax assets will not be realized in a future period. In addition, we accrue for income tax contingencies, or uncertain tax positions, that we believe are more likely than not to be realized. See Note 8 for further discussion.

Earnings per common share

Basic earnings per share excludes dilution and is computed by dividing net income (loss) by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the assumed effect of the issuance of additional shares in connection with the exercise of stock options and vesting of restricted stock.

The computation of basic and diluted earnings per share for each of the past three fiscal years is as follows:

(In thousands, except per share amounts)	Net Income	Weighted Average Shares	Per Share Amount
Fiscal 2016
Basic earnings per share	$265,272	64,789	$4.09
Effect of dilutive securities:
Restricted stock and performance units	—	50	—
Diluted earnings per share	$265,272	64,839	$4.09
Fiscal 2015
Basic earnings per share	$432,573	64,581	$6.70
Effect of dilutive securities:
Stock options	—	61	—
Restricted stock and performance units	—	388	(0.05)
Diluted earnings per share	$432,573	65,030	$6.65
Fiscal 2014
Basic earnings per share	$340,822	64,240	$5.31
Effect of dilutive securities:
Stock options	—	239	(0.01)
Restricted stock and performance units	—	595	(0.06)
Diluted earnings per share	$340,822	65,074	$5.24

In fiscal year 2016 and 2015 there were 2,471,230 and 866,000 anti-dilutive securities excluded for the calculation of diluted earnings per share, respectively. There were no anti-dilutive securities excluded in fiscal 2014.

Recently issued accounting pronouncements

In August 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (ASU) 2016-15, Statement of Cash Flows (Topic 230) - Classification of Certain Cash Receipts and Cash Payments. The ASU is intended to reduce diversity in practice in how certain cash receipts and cash payments are presented in the statement of cash flows. The new guidance clarifies the classification of cash activity related to: (1) debt prepayment or debt extinguishment costs, (2) settlement of zero-coupon debt instruments, (3) contingent consideration payments made after a business combination, (4) proceeds from the settlement of insurance claims, (5) proceeds from the settlement of corporate and bank-owned life insurance policies, (6)distributions received from equity-method investments, and (7) beneficial interests in securitization transactions. This update is effective for annual and interim periods beginning after December 15, 2019. We are currently evaluating what impact the adoption of this guidance will have on our financial statements or disclosures in our financial statements.

In June, 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326). The ASU introduces a new model for recognizing credit losses on financial instruments based on an estimate of current expected credit losses. The new model will apply to: (1) loans, accounts receivable, trade receivables, and other financial assets measured at amortized cost, (2) loan commitments and certain other off-balance sheet credit exposures, (3) debt securities and other financial assets measured at fair value through other comprehensive income, and (4) beneficial interests in securitized financial assets. This update is effective for annual and interim periods beginning after December 15, 2019. We are currently evaluating what impact the adoption of this guidance will have on our financial statements or disclosures in our financial statements.

In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, as part of its simplification initiative. The ASU simplifies several aspects of the accounting for employee share-based payment transactions, including the accounting for income taxes, classification of excess tax benefits on the statement of cash flows, forfeitures, statutory tax withholding requirements, classification of awards as either equity or liabilities, and classification of employee taxes paid on the statement of cash flows when an employer withholds shares for tax-withholding purposes. The amendments in this update are effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. We are currently evaluating what impact the adoption of this guidance will have on our financial statements or disclosures in our financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842): Amendments which requires an entity to recognize lease assets and lease liabilities on the balance sheet and to disclose key qualitative and quantitative information about the entity’s leasing arrangements. This update is effective for annual and interim periods beginning after December 15, 2018, with early adoption permitted. A modified retrospective approach is required. We are currently evaluating what impact the adoption of this guidance will have on our financial statements or disclosures in our financial statements.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740): Amendments for the balance sheet classification of deferred income taxes. The amended guidance requires the classification of all deferred tax assets and liabilities as noncurrent on the balance sheet instead of separating deferred taxes into current and noncurrent amounts. Deferred tax assets and liabilities will continue to be offset and presented as a single amount under the amended guidance.  The effective date for public business entities is for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. We have not yet adopted nor selected a transition method and are currently evaluating what impact the adoption of this guidance will have on our financial statements or disclosures in our financial statements.

In April 2015, the FASB issued ASU 2015-03, Interest-Imputation of Interest (Subtopic 835-30): Amendments intended to simplify the presentation of debt issuance costs. This new guidance requires that debt issuance costs related to outstanding debt be netted against that liability in the balance sheet, consistent with the treatment of debt discounts. In August 2015, the FASB issued additional guidance to clarify that this presentation change does not address debt issuance costs related to line of credit arrangements. The new presentation guidance is effective for fiscal years and interim periods beginning after December 15, 2015 and early adoption is permitted. We adopted this guidance in the first quarter of fiscal 2016. We reclassified $1.7 million from Prepaid Expenses, Deferred Costs and Other Current Assets and $6.0 million from Deferred Costs and Other Assets to Long-Term Debt in the September 30, 2015 Consolidated Balance Sheet presented in this Form 10-K to conform to the current year presentation of debt issuance costs.

In May 2014, the FASB issued ASU 2014-09, Revenues from Contracts with Customers (Topic 606): A new guidance intended to change the criteria for recognition of revenue. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to clients in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. We are currently evaluating what impact the adoption of this guidance will have on our financial statements or disclosures in our financial statements.

NOTE 3—PROPERTY AND EQUIPMENT

A summary of property and equipment by classification is as follows:

	September 30,
(In thousands)	2016	2015
Drilling vessels and equipment	$3,898,686	$4,003,483
Construction work in progress	857,572	720,852
Drill pipe	52,543	55,248
Office equipment and other	39,213	36,379
Total cost	4,848,014	4,815,962
Less: Accumulated depreciation	(720,318)	(643,830)
Property and equipment, net	$4,127,696	$4,172,132

Impairments

The Atwood Falcon completed the contract it was working under in early March 2016. Based on the lack of contracting opportunities and the further deterioration of commodity prices, we determined that it was not likely that additional work would be obtained in the foreseeable future. Based on our analysis, we concluded that the Atwood Falcon and its materials and supplies were impaired as of December 31, 2015, and we wrote them down to their approximate salvage value. We recorded a non-cash impairment charge of approximately $64.9 million ($64.9 million net of tax, or $1.00 per diluted share), which is included in Asset Impairment on the Consolidated Statement of Operations for the three months ended December 31, 2015. This impairment charge includes a write-down of property and equipment of $53.2 million and a write-down of our inventory of materials and supplies specific to the Atwood Falcon of $11.7 million. In April 2016, we completed the sale of the Atwood Falcon.

The Atwood Hunter completed the contract it was working under in December 2014. Based on the lack of contracting opportunities and the further deterioration of commodity prices, in January 2015, we determined that it was not likely that additional work would be obtained in the foreseeable future. Based on our analysis, in the three months ended December 31, 2014, we determined that the Atwood Hunter and its materials and supplies were impaired, and we wrote them down to their salvage value. We recorded a non-cash impairment charge of approximately $60.8 million ($56.1 million, net of tax, or $0.86 per diluted share), which is included in Asset Impairment on the Consolidated Statement of Operations for the three months ended December 31, 2014. This impairment charge included write-downs of property and equipment of $48.0 million and write-downs of our inventory of materials and supplies that was specific to the Atwood Hunter of $8.4 million. In August 2015, we completed the sale of the Atwood Hunter.

Consistent with our policy, we evaluate our drilling rigs and related equipment for impairment whenever events or changes in circumstances indicate the carrying value of these assets may exceed the estimated undiscounted future net cash flows. Our evaluation, among other things, includes a review of external market factors and an assessment on the future marketability of a specific drilling unit. Given the current level of oil prices, the decline in drilling activity and the continued delivery of new, more capable rigs, we consider these macro-economic factors to be indicators that some of our drilling rigs and/or related equipment may potentially be impaired.

At September 30, 2016, we performed impairment testing on our fleet of drilling rigs, including our two rigs currently under construction, which have an aggregate net book value of $4.0 billion. We concluded that the net book value of each drilling rig is recoverable through estimated future cash flows. The most significant assumptions used in our undiscounted cash flow model include: timing on awards of future drilling contracts, operating day rates, operating costs, capital expenditures, reactivation costs, drilling rig utilization, estimated remaining economic useful life and net proceeds received upon future sale/disposition. These significant assumptions are classified as Level 3 inputs by ASC Topic 820 Fair Value Measurement and Disclosures as they are based upon unobservable inputs and primarily rely on management assumptions and forecasts. Although we believe the assumptions used in our analysis are reasonable and appropriate, different assumptions and estimates could materially impact the analysis and our resulting conclusion. Our oldest drilling rig may be subject to greater risk of future impairment if the significant assumptions on which we have based our impairment testing at September 30, 2016 do not materialize or if we change those assumptions in future periods as new market conditions may dictate.

We maintain in drilling equipment in warehouse facilities around the world intended to support our current and future offshore drilling operations.  As part of our fiscal year end evaluation of the current levels on hand and an assessment as to the expected future demand and likelihood of use, in the three month period ended September 30, 2016, we recorded a non-cash impairment charge of $38.6 million ($38.6 million net of tax or $0.60 per diluted share) in our Consolidated Statements of Operations, included in Asset Impairment to write down these assets to their fair value.

Sale of Other Assets

During April 2016, the Atwood Falcon sale and recycling transaction closed and title of the vessel and associated equipment and machinery transferred to a third party buyer. Net proceeds received were immaterial.

During August 2015, we completed the sale of our rig, the Atwood Hunter, for recycling. We received $2.9 million in proceeds and we recorded a loss of approximately $5.5 million ($5.5 million, net of tax, or $0.08 per diluted share), which is included in (Gain) Loss on Sale of Assets on the Consolidated Statement of Operations for fiscal year 2015. We incurred costs of $8.7 million related to the impairment and sale of the Atwood Hunter.

During December 2014, we completed the sale of our rig, the Atwood Southern Cross, for recycling. We received $2.1 million in proceeds and incurred related costs of $2.0 million. We recorded a loss of approximately $8.0 million ($7.1 million, net of tax, or $0.11 per diluted share), which is included in (Gain) Loss on Sale of Assets on the Consolidated Statement of Operations for fiscal year 2015.

During January 2014, we sold our standard jackup drilling unit, the Vicksburg, for a sales price of $55.4 million. The carrying value of the rig and its related inventory was approximately $20.5 million.

During April 2014, we sold a wholly owned subsidiary which owned our semisubmersible tender assist drilling rig, the Seahawk, for a sales price of $4.0 million. The carrying value of the subsidiary after a $2.0 million impairment charge, approximated its sales price.

Depreciation

The amount of depreciation expense we record is dependent upon certain assumptions, including an asset’s estimated useful life, rate of consumption and corresponding salvage value.  We periodically review these assumptions and may change one or more of these assumptions. Changes in our assumptions may require us to recognize, on a prospective basis, increased or decreased depreciation expense. As of September 30, 2016, we shortened the estimated useful life of the Atwood Eagle and as a result, relative to its previous deprecation schedule, this will increase the depreciation expense over the next four fiscal years by $5.8 million per fiscal year, and will decrease by $1.9 million fiscal year 2021.

Other Income

For the fiscal year 2016, we recognized approximately $18.0 million ($18.0 million, net of tax, or $0.28 per diluted share) of expected insurance recoveries related to cyclone damage to the Atwood Osprey. This amount is included in Other Income on the Consolidated Statement of Operations. We collected receivables from the insurance company of approximately $18 million during the twelve months ended September 30, 2016.

Construction Projects

As of September 30, 2016, we had expended approximately $845 million towards our two ultra-deepwater drillships under construction at Daewoo Shipbuilding and Marine Engineering Co., (“DSME”) yard in South Korea. Remaining expected capital expenditure for these two drillships under construction totaled approximately $425 million at September 30, 2016. On December 17, 2015, we entered into a supplemental agreement (collectively, “Supplemental Agreement No. 4”) to the construction contracts with DSME which delay our requirements to take delivery of the Atwood Admiral to September 30, 2017 and the Atwood Archer to June 30, 2018. Supplemental Agreement No. 4 amends all material terms of the previous agreements. In consideration of the agreement, we made a payment of $50 million for each drillship on December 31, 2015. DSME has extended all remaining milestone payments, $93.9 million for the Atwood Admiral and $305.9 million for the Atwood Archer, until their respective delivery dates. We retain the option to take earlier delivery of each vessel, subject to a forty-five-day notice period to DSME. Neither of these drillships have long-term drilling contracts in place and we may seek to delay delivery further to align delivery with anticipated offshore drilling demand.

In May 2016, we entered into an agreement with Hydril USA Distribution, LLC (“GE”) to manufacture a complete second Blowout Preventer stack (“BOP”) and an Auxiliary Stack Test System (“ASTS”) for the Atwood Condor. The addition of the second BOP will increase the marketability and operational efficiency of the vessel. Total consideration for this agreement is approximately $19 million with 20% paid upon placement of the purchase order and the remaining 80% due upon delivery. To accelerate the manufacturing and delivery process, which is targeted for February 2017, we provided certain capital spares we maintained to GE to be used in the manufacturing process. These capital spares will be replenished by GE with similar capital spares upon delivery of the BOP.

NOTE 4—DEBT

A summary of long-term debt is as follows:

	September 30,
(In thousands)	2016	2015
Senior Notes 6.5% due 2020 (“Senior Notes”)	$447,919	$648,268
Revolving Credit Facility	780,000	1,030,000
Total long-term debt	$1,227,919	$1,678,268

Senior Notes (Due February 2020)

As of September 30, 2016, $448.7 million aggregate principal amount of our Senior Notes were outstanding. Our Senior Notes are presented in the table above together with the unamortized premium from their issuance of $3.2 million and $5.9 million and net of unamortized debt issuance costs of $4.0 million and $7.4 million as of September 30, 2016 and September 30, 2015, respectively. Our Senior Notes are unsecured obligations and are not guaranteed by any of our subsidiaries.

Gains on extinguishment of debt

During the year ended September 30, 2016, we repurchased $201.4 million aggregate principal amount of our Senior Notes at an aggregate cost of $135.7 million, that included payment for accrued interest of $3.7 million. As a result of the repurchases, we recognized a total gain on debt retirement, net of the write-off of debt issuance costs and premium, of $69.0 million ($54.7 million net of tax, or $0.84 per diluted share) in Gains on extinguishment of debt on the Consolidated Statements of Operations for fiscal year 2016. The repurchases were made using available cash balances.

Revolving Credit Facility

As of September 30, 2016, our revolving credit facility (the “Credit Facility”), had total commitments of $1.395 billion through May 2018 and $1.120 billion through May 2019. Our wholly-owned subsidiary, Atwood Offshore Worldwide Limited (“AOWL”), is the borrower under the Credit Facility and we and certain of our other subsidiaries are guarantors under the facility.

On March 25, 2016, we entered into an amendment to our Credit Facility (the “Fourth Amendment”) that, among other things, effective on March 28, 2016, (i) removed the maximum leverage ratio and maximum secured leverage ratio financial covenants, (ii) amended the minimum interest expense coverage ratio such that it is not applicable until the quarter ending September 30, 2018, and decreased the minimum ratio required to 1.15:1.00, (iii) added a minimum liquidity financial covenant of $150 million, (iv) revised the restricted payments covenant to prohibit us from paying dividends, (v) reduced the total commitments under the Credit Facility by $152 million, and (vi) permits the incurrence of up to $400 million of second lien debt, subject to the parameters set forth therein. As a result of the Fourth Amendment, borrowings under the Credit Facility bear interest at the Eurodollar rate plus a margin ranging from 2.50% to 3.25% and the commitment fee on the unused portion of the underlying commitment ranges from 1.00% to 1.30% per annum, in each case based on our corporate credit ratings.

The Credit Facility was secured primarily by first preferred mortgages on eight of our active drilling units prior to the Fourth Amendment (Atwood Aurora, Atwood Beacon, Atwood Condor, Atwood Eagle, Atwood Falcon, Atwood Mako, Atwood Manta and Atwood Osprey), as well as liens on the equity interests of our subsidiaries that own, directly or indirectly, such drilling units. In connection with the amendment, we mortgaged the Atwood Achiever, the Atwood Advantage and the Atwood Orca as additional collateral under the Credit Facility, as well as pledged the equity interests in our subsidiaries that own, directly or indirectly, these three vessels. Additionally, the Atwood Eagle and Atwood Falcon, along with the pledged equity interests in certain of our subsidiaries that, directly or indirectly, own these two vessels, were removed as collateral under the Credit Facility. Our interest in the two drillships under construction remain unencumbered by the Credit Facility.

As of September 30, 2016, our Credit Facility had $1.395 billion of total commitments and we had $780 million of outstanding borrowings. As of September 30, 2016, we had approximately $615 million available for borrowings under the Credit Facility.

Approximately $275 million of the commitments mature in May 2018 and approximately $1.12 billion of the commitments under the Credit Facility mature in May 2019. We were in compliance with all financial covenants under the Credit Facility as of September 30, 2016 and 2015, and we anticipate that we will continue to be in compliance for the next fiscal year.

Letter of Credit Facility

On July 29, 2015, our subsidiary AOWL, entered into a letter of credit facility with BNP Paribas (“BNP”), pursuant to which BNP may, in its sole and absolute discretion, issue letters of credit from time to time at the request of AOWL, for the account of AOWL and its subsidiaries, up to an unlimited stated face amount of such letters of credit. Certain fees will be payable upon the issuance of each letter of credit under the letter of credit facility, with the amount of such fees depending on whether such letters of credit are performance letters of credit or financial letters of credit. BNP has no commitment under the facility to issue letters of credit, and the facility, as well as BNP’s willingness to receive requests from AOWL with respect to the issuance of letters of credit may be cancelled by BNP at any time. The facility contains certain events of default, including but not limited to delinquent payments, bankruptcy filings, material adverse judgments, cross-defaults under other debt agreements, or a change of control. As of September 30, 2016, we had no outstanding letters of credits under this facility.

Interest

The weighted-average effective interest rate on our long-term debt during fiscal years 2016 and 2015 was 4.94% and 2.60%, respectively. The effective rate was determined after giving consideration to the effect of our interest rate swaps accounted for as hedges and the amortization of premiums or discounts. Interest expense for fiscal years 2016, 2015 and 2014 was $68.6 million, $52.6 million and $41.8 million, respectively. Capitalized interest expense for fiscal 2016, 2015 and 2014 was $17.2 million, $22.2 million and $30.2 million, respectively.

NOTE 5—FAIR VALUE OF FINANCIAL INSTRUMENTS

We have certain assets and liabilities that are required to be measured and disclosed at fair value. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

The fair value hierarchy prioritizes inputs to valuation techniques used to measure fair value into three levels. Priority is given to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). Assets and liabilities measured at fair value are classified based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment, which may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels. The determination of the fair values, stated below, takes into account the market for our financial assets and liabilities, the associated credit risk and other considerations.

We have classified and disclosed fair value measurements using the following levels of the fair value hierarchy:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2: Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3: Measurement based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable for objective sources (i.e., supported by little or no market activity).

Fair value of Certain Assets and Liabilities

The fair value of cash, accounts receivable and accounts payable approximate fair value because of their short term maturities.

Fair Value of Financial Instruments

Independent third party services are used to determine the fair value of our financial instruments using quoted market prices and observable inputs. When independent third party services are used, we obtain an understanding of how the fair values are derived and selectively corroborate fair values by reviewing other readily available market based sources of information.

Long-term Debt— Our long-term debt consists of both our Senior Notes and our Credit Facility.

Senior Notes - The carrying value of our Senior Notes, net of unamortized premium, is $451.9 million ($448.7 million principal amount) while the fair value of our Senior Notes was $355.3 million at September 30, 2016. The fair value is determined by a market approach using quoted period-end bond prices. We have classified this as a Level 2 fair value measurement as valuation inputs for fair value measurements are quoted market prices at September 30, 2016 that can only be obtained from independent third party sources. The fair value amount has been calculated using these quoted prices. However, no assurance can be given that the fair value would be the amount realized in an active market exchange.

Credit Facility - Our Credit Facility is variable-rate and the carrying amounts of our variable-rate debt approximates fair value because such debt bears short-term, market-based interest rates. We have classified the fair value measurement of this instrument as Level 2 as valuation inputs for purposes of determining our fair value disclosure are readily available published Eurodollar rates.

Derivative financial instruments— Our derivative financial instruments consist of our interest rate swap contracts and our foreign currency forward exchange contracts. We record our derivative contracts at fair value on our consolidated balance sheets. The fair values of our interest rate swaps and our foreign currency forward exchange contracts are based upon valuations calculated by an independent third party. The derivatives were valued according to the “Market approach” where possible, and the “Income approach” otherwise. A third party independently valued each instrument using forward price data obtained from reputable data providers (e.g., Bloomberg and Reuters) and reviewed market activity and similarity of pricing terms to determine appropriate reliability level assertions for each instrument. The contribution of the credit valuation adjustment to total fair value is less than 1% for all derivatives and is therefore not significant. Based on valuation inputs for fair value measurement and independent review performed by third party consultants, we have classified our derivative contracts as Level 2 as they were valued based upon observable inputs from dealer markets.

The following table sets forth the estimated fair value of our derivative financial instruments, for which we elected hedge accounting, as of September 30, 2016 and 2015, by location and hedge type, which are measured and recorded at fair value on a recurring basis:

		September 30,
(In thousands)	Balance Sheet Classification	2016	2015
Derivative assets designated as cash flow hedging instruments:
Short-term foreign currency forwards	Prepaid expenses, deferred costs and other current assets	$—	$3,822
Derivative liabilities designated as cash flow hedging instruments:
Short-term interest rate swaps	Accrued liabilities	(1,312)	(1,326)
Long-term interest rate swaps	Other long-term liabilities	(482)	(974)
Total derivative contracts, net		$(1,794)	$1,522

NOTE 6—SHAREHOLDERS’ EQUITY

Dividends

We paid a dividend of $0.075 per share in January 2016 that was declared in November 2015. In February 2016, our board of directors eliminated the payment of a quarterly dividend in order to preserve liquidity. In March 2016, we amended Credit Facility, which amendment, among other things, prohibits us from paying dividends during the remaining term of the Credit Facility. Future reinstatement of dividends would require the amendment or waiver of such provision. In addition, the declaration and amount of any future dividends would be at the discretion of our board of directors and would depend on our financial condition, results of operations, cash flows, prospects, industry conditions, capital requirements and other factors and restrictions our board of directors deemed relevant. There can be no assurance that we will pay a dividend in the future.

NOTE 7—SHARE-BASED COMPENSATION

Our incentive plans permit the issuance of restricted stock and restricted stock unit awards (which we refer to as “restricted stock awards”), performance awards, stock appreciation rights and stock options. There are 2.5 million shares available for future grants at September 30, 2016. We deliver newly issued shares of common stock for restricted stock awards upon vesting or upon exercise of stock options.

Share-based compensation is recognized as an expense over the requisite service period on a straight-line basis. The total share-based compensation expense is based on the fair value of the award measured at the grant date.

	September 30,
(In thousands, except average service periods)	2016	2015	2014
Share-based compensation recognized	$11,862	$12,828	$14,691
Unrecognized compensation cost, net of estimated forfeitures	19,406	16,934	16,478
Remaining weighted-average service period (years)	1.7	2.0	1.7

Restricted Stock

We have awarded restricted stock and restricted stock units to certain employees and to our non-employee directors. All current awards of restricted stock to employees are subject to a vesting and restriction period up to three years, as set forth in the terms of the grant. Our restricted stock awards are subject to acceleration for change of control, retirement, death or disability. All awards of restricted stock to non-employee directors are subject to a vesting and restriction period of 13 months, subject to acceleration upon certain events, such as change of control, as set forth in the terms of the grant. We value restricted stock awards based on the fair market value of our common stock on the date of grant. Our restricted stock holders have the right to receive dividend equivalents for their restricted awards that vest. Recipients of restricted stock awards do not have the rights of a shareholder until shares of stock are issued to the recipient.

A summary of restricted stock activity for fiscal year 2016 is as follows:

	Number of Shares (000s)	Weighted Average Fair Value
Unvested as of October 1, 2015	711	$43.14
Granted	1,091	13.20
Vested	(195)	45.88
Forfeited	(92)	31.01
Unvested as of September 30, 2016	1,515	21.96

Performance Units

We have made awards to certain employees that are subject to market-based performance conditions (“performance units”). All current awards of performance units are subject to a vesting and restriction period of three years. Our performance unit awards are subject to acceleration for change of control, retirement, death or disability. The number of performance unit awards that vest and the number of shares received upon vesting depends on the degree of achievement of specified corporate market-based performance criteria. The grant date fair value of the performance units we have granted was determined through use of the Monte Carlo simulation method. The Monte Carlo simulation method requires the use of highly subjective assumptions. Our key assumptions in the method include the price and the expected volatility of our and our self-determined peer group companies’ stock, risk free rate of return, dividend yields and cross-correlations between our and our self-determined peer group companies stock. The grant date fair value per share for the performance units we granted in fiscal year 2016, 2015 and 2014 were $15.63, $37.08 and $53.55, respectively. Our performance unit holders have the right to receive dividend equivalents for their performance units that vest. Recipients of performance units do not have the rights of a shareholder until shares of stock are issued to the recipient.

A summary of performance unit stock activity for fiscal year 2016 is as follows:

	Number of Shares (000s)	Weighted Average Fair Value
Unvested as of October 1, 2015	240	$43.73
Granted	255	15.63
Vested	—	—
Forfeited	(69)	45.20
Unvested as of September 30, 2016	426	26.69

Stock Options

Under our stock incentive plans, our options have a maximum term of 10 years. Options vest ratably over a period ranging from the end of the first to the fourth year from the date of grant. Each option is for the purchase of one share of our common stock. The total fair value of stock options vested during fiscal years 2016, 2015 and 2014 was $0.5 million, $2.5 million and $2.8 million, respectively. There were no stock options exercised during the fiscal year 2016. Cash proceeds received for the exercise of options for the fiscal years 2015 and 2014 were $1.1 million and $3.7 million, respectively. No stock options were granted during fiscal years 2016, 2015 or 2014.

A summary of stock option activity for fiscal year 2016 is as follows:

	Number of Options (000s)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (000s)
Outstanding as of October 1, 2015	685	$34.90
Granted	—	—
Exercised	—	—
Forfeited	—	—
Expired	(68)	29.75
Outstanding as of September 30, 2016	617	35.47	3.4	(16,533)
Exercisable as of September 30, 2016	617	35.47	3.4	(16,533)

NOTE 8—INCOME TAXES

Domestic and foreign income before income taxes for the three-year period ended September 30, 2016 is as follows:

(In thousands)	Fiscal 2016	Fiscal 2015	Fiscal 2014
Domestic income (loss)	$99,822	$22,788	$(36,756)
Foreign income	212,933	456,182	434,049
Income before income taxes	$312,755	$478,970	$397,293

The provision (benefit) for domestic and foreign taxes on income consists of the following:

(In thousands)	Fiscal 2016	Fiscal 2015	Fiscal 2014
Current—domestic	$2,454	$453	$773
Deferred—domestic	13,019	(4,061)	(980)
Current—foreign	32,480	48,691	56,968
Deferred—foreign	(470)	1,314	(290)
Provision for income taxes	$47,483	$46,397	$56,471

Deferred Taxes

The components of the deferred income tax assets (liabilities) as of September 30, 2016 and 2015 are as follows:

	September 30,
(In thousands)	2016	2015
Deferred tax assets:
Net operating loss carryforwards	$—	$22,930
Tax credit carryforwards	2,831	2,464
Stock option compensation expense	11,801	10,924
Debt issuance costs	251	221
Basis difference in fleet spares	4,310	—
Book accruals	3,189	3,064
	22,382	39,603
Deferred tax liabilities:
Difference in book and tax basis of equipment	(209)	(209)
Deferred dividend withholding tax	(1,202)	(907)
Other timing differences	(199)	(1,422)
	(1,610)	(2,538)
Net deferred tax assets (liabilities) before valuation allowance	20,772	37,065
Valuation allowance	(21,808)	(38,573)
Net deferred tax liabilities	$(1,036)	$(1,508)

As of September 30, 2016 and 2015, the valuation allowance of $21.8 million and $38.6 million, respectively, primarily related to our U.S net operating loss carryforward, stock option compensation expense, timing differences and federal tax credit carryforwards. Our net operating loss carryforwards which will begin to expire in 2025, total approximately $5.9 million. Our tax credit carryforwards, which began to expire in 2016, total approximately $5.2 million.

We apply the “with-and-without” approach when utilizing certain tax attributes whereby windfall tax benefits are used last to offset taxable income. We had approximately $19.8 million of windfall tax benefits from previous stock option exercises that have not been recognized as of September 30, 2015. This amount will not be recognized until the deduction would reduce our U.S income taxes payable. At such time, the amount was recorded as an increase to paid-in-capital. During the fiscal year ended September 30, 2016, approximately $13.2 million of these tax benefits were recognized and recorded as an increase to paid-in-capital, as the windfall benefit (embedded in our U.S. net operating loss carry-forward) reduced our income taxes payable as of September 30, 2016. The remaining $6.6 million of windfall tax benefits have not been recognized as of September 30, 2016.

We do not record federal income taxes on the undistributed earnings of our foreign subsidiaries that we consider to be indefinitely reinvested in foreign operations. The cumulative amount of such undistributed earnings was approximately $2.9 billion at September 30, 2016. If these earnings were distributed, we estimate approximately $670.0 million in additional taxes would be incurred. These earnings could also become subject to additional taxes under the anti-deferral provisions within the U.S. Internal Revenue Code.  However, we believe this is highly unlikely given our current structure and have not provided deferred income taxes on these foreign earnings as we consider them to be permanently invested abroad.

We record estimated accrued interest and penalties related to uncertain tax positions in income tax expense. As of September 30, 2016, we have approximately $16.1 million of reserves for uncertain tax positions, including estimated accrued interest and penalties of $3.8 million, which are included in Other Long Term Liabilities in the Consolidated Balance Sheet. All $16.1 million of the net uncertain tax liabilities would affect the effective tax rate if recognized.

A summary of activity related to the net uncertain tax positions including penalties and interest for fiscal year 2016 is as follows:

Liability for Uncertain
(In thousands)	Tax Positions
Balance at October 1, 2015	$13,775
Increases as a result of tax positions taken during the current period	1,268
Increases as a result of tax positions taken in prior periods	2,347
Decreases due to the lapse of the applicable statute of limitations	(1,337)
Balance at September 30, 2016	$16,053

We believe that it is reasonably possible that approximately $1.0 million of our remaining unrecognized tax benefits may be recognized by the end of fiscal year 2017 as a result of a lapse of the statute of limitations.

Our U.S tax returns for fiscal year 2012 and subsequent years remain subject to examination by tax authorities. As we conduct business globally, we have various tax years remaining open to examination in our international tax jurisdictions, including tax returns in Australia for fiscal years 2009 through 2015. Although we cannot predict the outcome of ongoing or future tax examinations, we do not anticipate that the ultimate resolution of these examinations will have a material impact on our consolidated financial position, results of operations or cash flows.

We have historically earned most of our operating income in certain nontaxable and deemed profit tax jurisdictions, which significantly reduced our effective tax rate for fiscal years 2016, 2015 and 2014 when compared to the United States statutory rate. There were no significant transactions that materially impacted our effective tax rates for fiscal years 2016, 2015 or 2014. The differences between the United States statutory and our effective income tax rate are as follows:

	Fiscal 2016	Fiscal 2015	Fiscal 2014
Statutory income tax rate	35%	35%	35%
Resolution of prior period tax items	—	—	—
Increase in tax rate resulting from:
Valuation allowance	—	—	2
Increases to the reserve for uncertain tax positions	1	—	1
Decrease in tax rate resulting from:
Release of valuation allowance	(5)	(3)	—
Foreign tax rate differentials, net of foreign tax credit utilization	(16)	(22)	(24)
Effective income tax rate	15%	10%	14%

NOTE 9—COMMITMENTS AND CONTINGENCIES

Operating Leases

Future minimum lease payments for operating leases for fiscal years ending September 30 are as follows (in thousands):

2017	$2,420
2018	2,143
2019	2,152
2020	2,187
2021 and thereafter	6,777

Total rent expense under operating leases was approximately $8.3 million, $10.1 million and $11.5 million for fiscal years 2016, 2015 and 2014, respectively. The future minimum lease payments for our Houston corporate office is a material portion of the amounts shown in the table above. This lease is for ten years and commenced on January 31, 2014.

Purchase Commitments

As of September 30, 2016, our purchase commitments relating to our drilling units under construction and the Atwood Condor second BOP are $399.8 million and $15.2 million, respectively.

Litigation

We are party to a number of lawsuits which are ordinary, routine litigation incidental to our business, the outcome of which is not expected to have, either individually or in the aggregate, a material adverse effect on our financial position, results of operations or cash flows.

Other Matters

The Atwood Beacon operated in India from early December 2006 to the end of July 2009. A service tax was enacted in India in 2004 on revenues derived from seismic and exploration activities. This service tax law was subsequently amended in June 2007 and again in May 2008 to state that revenues derived from mining services and drilling services were specifically subject to this service tax. The contract terms with our client in India provided that any liability incurred by us related to any taxes pursuant to laws not in effect at the time the contract was executed in 2005 was to be reimbursed by our client. We believe any service taxes assessed by the Indian tax authorities under the 2007 or 2008 amendments are an obligation of our client. Our client is disputing this obligation on the basis of its contention that revenues derived from drilling services were taxable under the initial 2004 law, and are, therefore, our obligation.

After reviewing the status of the drilling services we provided to our client, the Indian tax authorities assessed service tax obligations on revenues derived from the Atwood Beacon commencing on June 1, 2007. The relevant Indian tax authority issued an extensive written ruling setting forth the application of the June 1, 2007 service tax regulation and confirming the position that drilling services, including the services performed under our contract with our client prior to June 1, 2007, were not covered by the 2004 service tax law. In August 2012, the Indian Custom Excise and Service Tax Appellate Tribunal issued an Order in our favor confirming our position that service tax did not apply to drilling services performed prior to June 1, 2007. The Indian Service Tax Authority has appealed this ruling to the Indian Supreme Court.

As of September 30, 2016, we had paid to the Indian government $10.5 million in service taxes and have accrued $1.3 million of additional service tax obligations in accrued liabilities on our consolidated balance sheets, for a total of $11.8 million relating to service taxes. We recorded a corresponding $11.8 million long-term other receivable due from our client relating to service taxes due under the contract. We continue to pursue collection of such amounts from our client and expect to collect the amount recorded as receivable.

NOTE 10—OPERATIONS BY GEOGRAPHIC AREAS

Our offshore contract drilling operations are managed and reported as a single reportable segment: Offshore Contract Drilling Services. Our drilling units are often redeployed globally due to changing demands of our clients, which consist largely of major integrated oil and natural gas companies and independent oil and natural gas companies and the geographic areas where we conduct our business can and does change from year to year. Our offshore contract drilling services segment currently conducts offshore contract drilling operations located in the U.S. Gulf of Mexico, the Mediterranean Sea, offshore West Africa, offshore Southeast Asia and offshore Australia. The accounting policies of our reportable segment are the same as those described in the summary of significant accounting policies (see Note 2). We evaluate the performance of our operating segment based on revenues from external clients and segment profit.

A summary of revenues by geographic areas for the fiscal years ended September 30, 2016, 2015 and 2014 is as follows:

(In thousands)	Fiscal 2016	Fiscal 2015	Fiscal 2014
Australia	$296,566	$478,939	$457,281
Cameroon	65,954	70,507	43,389
Equatorial Guinea	—	22,843	41,245
Israel	—	—	2,749
Italy	45,023	60,927	58,912
Malaysia	—	22,545	49,610
Mauritania	122,330	69,691	—
Morocco	—	119,594	18,128
Senegal	62,146	—	—
Thailand	35,295	129,634	149,961
United States	393,330	405,859	352,678
Vietnam	—	15,312	—
Other	—	—	—
Total revenues	$1,020,644	$1,395,851	$1,173,953

A summary of property and equipment, net by geographic areas at September 30, 2016, 2015 and 2014 is as follows:

	September 30,
(In thousands)	2016	2015	2014
Australia	$528,427	$640,530	$669,845
Cameroon	154,651	160,206	166,464
Equatorial Guinea	—	—	66,045
Italy	—	77,102	82,617
South Korea (1)	845,445	693,575	311,494
Malaysia	192	254	321
Malta	69,711	—	3,332
Mauritania	603,882	629,179	—
Morocco	—	—	627,459
Phillipines	325,575	—	—
Singapore	61,824	—	—
Thailand	168,735	349,972	539,333
United States	1,369,254	1,455,109	1,500,118
Vietnam	—	166,205	—
Total property and equipment, net	$4,127,696	$4,172,132	$3,967,028

(1) Property and equipment, net in South Korea consists of assets under construction.

NOTE 11—QUARTERLY FINANCIAL DATA (UNAUDITED)

Summarized quarterly results for fiscal years 2016 and 2015 are as follows:

	Fiscal 2016 Quarters Ended
(In thousands, except per share amounts)	December 31,	March 31,	June 30,	September 30,
Revenues	$307,819	$296,351	$227,797	$188,677
Gross profit	168,881	197,310	141,784	105,843
Income before income taxes	50,295	136,426	120,116	5,918
Net income	39,081	122,437	99,505	4,249
Earnings per common share:
Basic	0.60	1.89	1.54	0.07
Diluted	0.60	1.89	1.53	0.07

	Fiscal 2015 Quarters Ended
	December 31,	March 31,	June 30,	September 30,
Revenues	$351,726	$350,387	$330,562	$363,176
Gross profit	203,354	210,602	187,238	235,492
Income before income taxes	55,340	134,976	122,539	166,115
Net income	46,218	122,669	112,992	150,694
Earnings per common share:
Basic	0.72	1.90	1.75	2.33
Diluted	0.71	1.89	1.73	2.32

The sum of the individual quarterly earnings per common share amounts may not agree with year-to-date earnings per common share as each quarterly computation is based on the weighted-average number of common shares outstanding during that period.

NOTE 12—SUPPLEMENTAL INFORMATION

Accrued liabilities were $7.9 million and $23.6 million at September 30, 2016 and 2015, respectively. Accrued employee costs, which are components of accrued liabilities, were $4.3 million and $13.7 million at September 30, 2016 and 2015, respectively. No other component of accrued liabilities was more than five percent of total current liabilities.